Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-XXXXX) and related Prospectus pertaining to the registration of 28,000,000 shares of its common stock for the AmerisourceBergen Corporation Omnibus Incentive Plan and to the incorporation by reference therein of our reports dated November 26, 2013, with respect to the consolidated financial statements and schedule of AmerisourceBergen Corporation and subsidiaries and the effectiveness of internal control over financial reporting of AmerisourceBergen Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2013, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Philadelphia, Pennsylvania

March 5, 2014